UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013

ECHO GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34470	20-5001120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 725 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)

(800) 354-7993

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 26, 2013, the Compensation Committee of the Board of Directors of Echo Global Logistics, Inc. (the “Company”) granted equity incentive awards  to certain executives, including the Company’s named executive officers, with an award of restricted stock and an award of performance shares each representing fifty percent  (50%) of the total grant date award value for each executive.  The restricted stock awards vest in equal  installments on each of the first four anniversaries of the grant date and are on terms similar to those of the Company’s standard restricted stock awards.  The performance share awards can be earned based on the Company’s attainment of certain levels of cumulative diluted earnings per share (“EPS”) during the three-year performance period ending December 31, 2015.  The amount of performance shares earned can range from 50 percent of the target amount for achieving the threshold performance goal to 150 percent for achieving the maximum performance goal.  No performance shares will be earned if the threshold goal is not achieved.  Earned performance shares are convertible into shares of the Company’s common stock on a 1-for-1 basis after the end of the performance period.  The target number of performance shares awarded to each named executive officer is as follows: Douglas R. Waggoner, Chief Executive Officer — 15,159 performance shares; and David Menzel, Chief Financial Officer - 7,871 performance  shares.  Under the terms of the performance share awards, each executive is entitled to a pro rata amount of the performance shares (based on actual Company performance during the performance period) following his termination of employment due to death, disability or retirement (after age 65) and a pro rata amount at the target level upon an involuntary termination of employment within 12 months following a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO GLOBAL LOGISTICS, INC.

Dated: April 1, 2013	By:	/s/ David B. Menzel
	Name:	David B. Menzel
	Title:	Chief Financial Officer